Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On August 1, 2005, we acquired Crosstex International, Inc. (“Crosstex”), a privately held Company headquarted in Hauppauge, NewYork.  Crosstex is a leading manufacturer and reseller of single-use, infection control products used principally in the dental market.

The following unaudited pro forma condensed consolidated financial information gives effect to the acquisition using the purchase method of accounting. This presentation assumes a total purchase price of approximately $77,900,000, comprised of approximately $69,800,000 in cash consideration and 384,821 shares of Cantel common stock (valued at $6,800,000) to the former Crosstex shareholders, and estimated transaction costs of $1,300,000.  The purchase price included the retirement of bank debt and certain other liabilities of Crosstex. Additionally, the presentation assumes debt issuance costs of approximately $1,500,000, of which a portion will be capitalized and amortized over the life of the credit facilities in accordance with applicable accounting rules.

The Unaudited Pro Forma Condensed Consolidated Statement of Income was prepared as if we completed the acquisition on the first day of the year ended July 31, 2005, which is the most recently completed fiscal year end of Cantel. The Unaudited Pro Forma Condensed Balance Sheet was prepared as if we completed the acquisition on July 31, 2005.

In order to effect the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 31, 2005 (Cantel fiscal year-end), the balance sheet of Cantel as of July 31, 2005 was consolidated with the balance sheet of Crosstex as of April 30, 2005 (Crosstex fiscal year-end.)  In order to effect the Unaudited Pro Forma Condensed Consolidated Income Statement for the fiscal year ended July 31, 2005 (Cantel fiscal year-end), the operating results of Cantel for the year ended July 31, 2005 were consolidated with the operating results of Crosstex for the year ended April 30, 2005 (Crosstex fiscal year-end.)

Cantel is providing this information for illustrative purposes only.  It does not necessarily indicate what the operating results and financial position of the combined company might have been had the acquisition been completed on the first day of fiscal year 2005, nor does it necessarily indicate what the combined company’s operating results and financial position will be following the acquisition.

The accompanying unaudited pro forma financial information should be read in conjunction with:

•                  the audited consolidated financial statements and other financial information included in Cantel’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005, including the notes to those financial statements; and

•                  the audited financial statements of Crosstex for the fiscal year ended April 30, 2005, including the notes to those financial statements, included as an exhibit to this Form 8-K.

CANTEL MEDICAL CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JULY 31, 2005

			Pro Forma
			Adjustments
			Giving Effect
	Historical		to the		Pro Forma
	Cantel	Crosstex	Acquisition		Consolidated
	(amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$33,335	$2,586	$(4,300	)(B)	$31,621
Accounts receivable, net	34,250	4,337	—		38,587
Inventories	22,132	6,419	658	(C)	29,209
Deferred income taxes	1,177	10	—		1,187
Prepaid expenses and other current assets	2,772	545	—		3,317
Total current assets	93,666	13,897	(3,642)		103,921

Property and equipment, net	22,661	7,998	5,811	(C)	36,470
Intangible assets, net	13,317	60	33,540	(C)	46,917
Goodwill	33,343	500	32,532	(C)	66,375
Other assets	1,353	417	1,135	(C)	2,905
	$164,340	$22,872	$69,376		$256,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,750	$1,378	$622	(B)(C)	$17,750
Accounts payable	10,930	1,218	—		12,148
Accrued expenses	13,245	1,064	(411	)(C)	13,898
Income taxes payable	2,726	—	—		2,726
Total current liabilities	42,651	3,660	211		46,522

Long-term debt	—	6,081	60,219	(B)	66,300
Deferred income taxes	10,305	452	14,825	(C)	25,582
Other long-term liabilities	2,758	736	(736	)(C)	2,758

Stockholders’ equity:
Preferred Stock	—	—	—		—
Common Stock	1,545	3	35	(A)	1,583
Additional capital	57,491	—	6,762	(A)	64,253
Retained earnings	45,698	18,040	(18,040	)(C)	45,698
Accumulated other comprehensive income	5,621	—	—		5,621
Treasury Stock, at cost	(1,729)	(6,100)	6,100	(C)	(1,729)
Total stockholders’ equity	108,626	11,943	(5,143)		115,426
	$164,340	$22,872	$69,376		$256,588

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

CANTEL MEDICAL CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED JULY 31, 2005

			Pro Forma
			Adjustments
			Giving Effect
	Historical		to the		Pro Forma
	Cantel	Crosstex	Acquisition		Consolidated
	(amounts in thousands, except per share data)

Net sales	$197,402	$47,388	$—		$244,790
Cost of sales	121,162	30,056	981	(E)(F)	152,199
Gross profit	76,240	17,332	(981)		92,591

Operating expenses:
Selling	23,016	2,682	—		25,698
General and administrative	22,935	7,748	393	(F)(G)	31,076
Research and development	4,099	—	—		4,099
Total operating expenses	50,050	10,430	393		60,873

Income before interest, other income and income taxes	26,190	6,902	(1,374)		31,718

Interest expense, net	1,058	563	3,770	(H)	5,391

Income before income taxes	25,132	6,339	(5,144)		26,327

Income taxes	9,627	2,360	(1,903	)(I)	10,084

Net income	$15,505	$3,979	$(3,241)		$16,243

Earnings per common share:
Basic	$1.05				$1.07
Diluted	$0.96				$0.98

Weighted average common shares:
Basic	14,830		385		15,215
Diluted	16,208		385		16,593

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

(A)      To reflect 384,821 shares of Cantel common stock issued to Crosstex shareholders (valued at approximately $6,800,000.)

(B)        To record the $69,800,000 cash consideration paid to the Crosstex shareholders and transaction costs of approximately $1,300,000, which amounts were financed from bank debt ($68,300,000) and existing cash ($2,800,000).   The portion of the debt comprising a term loan due within one year of the closing date of the acquisition ($2,000,000) has been classified as a current liability. Bank financing fees associated with the transaction ($1,500,000) have been recorded as an other asset and were paid from existing cash.  Not reflected in the pro formas is a reduction of financing costs of approximately $610,000 which represents a direct cost associated with the acquisition.

(C)        To reflect the preliminary allocation of the purchase price to the net assets of Crosstex acquired in the transaction based upon the estimated fair values of the tangible and intangible assets acquired and the liabilities assumed, and to further record the remaining excess purchase price as goodwill.  The purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information are preliminary and have been estimated solely for purposes of developing the unaudited pro forma financial information. Cantel has engaged a third party to perform a valuation study to assist with the determination of the fair value of Crosstex’s net assets and will make appropriate adjustments to the preliminary purchase price allocation upon completion of the study. For purposes of these pro forma financial statements, the purchase price of $77,900,000 (including cash of $69,800,000, Cantel common stock of $6,800,000 and estimated transaction costs of $1,300,000) and its preliminary allocation are as follows:

Cash and cash equivalents	$2,586,000
Accounts receivable, net	4,337,000
Inventories	7,077,000
Other current assets	555,000
Property and equipment, net	13,809,000
Intangible assets	33,600,000
Other assets	52,000
Accounts payable	(1,218,000)
Accrued expenses	(653,000)
Noncurrent deferred tax liabilities	(15,277,000)
Total allocated purchase price	44,868,000
Total purchase price	77,900,000
Excess purchase price assigned to goodwill	$33,032,000

The principal purchase accounting adjustments to the historical Crosstex net assets include: (i) increases to the carrying value of inventories of $658,000 and property and equipment of $5,811,000 and (ii) an allocation of $33,600,000 for intangible assets consisting of trade names ($5,200,000), non-compete agreements ($1,800,000), customer relationships ($17,900,000) and branded products ($8,700,000.) Additionally, a noncurrent deferred income tax liability of $14,825,000 has been recorded reflecting the difference in financial and tax bases of the increases in carrying values of Crosstex’s inventories and property and equipment and the amounts allocated to intangible assets. Such deferred income tax liability has been established using an effective income tax rate of 37%.

(D)       The Unaudited Pro Forma Condensed Consolidated Statement of Income does not include the anticipated direct costs associated with the acquisition.

(E)         To reflect the increase in cost of sales related to the step-up in the cost basis of Crosstex inventories.

(F)         To reflect the amortization of intangible assets and depreciation of fixed assets based upon preliminary estimates of the fair values of such assets using estimated useful lives of 8.5 years for equipment, 30 years for buildings, indefinite life for land, a weighted average of 9.3 years for amortizable intangible assets, and indefinite life for trade names. All amortization of intangible assets has been included within general and administrative expenses. Deprecation and amortization associated with property and equipment has been allocated to cost of sales and general and administrative expense consistently with Crosstex historical allocation of such depreciation and amortization.

(G)        To adjust for non-recurring compensation for certain executive officers of Crosstex in the amount of $2,700,000 for fiscal 2005.  Historical compensation of such Crosstex officers was in excess of amounts that will be paid to these individuals in the future under their current employment agreements.

(H)       To reflect interest expense on the bank financed portion of the cash consideration paid in the acquisition at an effective interest rate of 6% per annum and amortization of a portion of new debt issuance costs over the life of the credit facilities in accordance with applicable accounting rules. For purposes of developing these pro forma statements, interest expense was calculated on the full amount of outstanding new borrowings for the entire year even though it is likely that a portion of such debt will be repaid during the initial year post-acquisition. Additionally, historical interest expense of Crosstex has been eliminated as the related debt was paid off at closing.

(I)            To record the income tax effects of the pro forma income statement adjustments using an effective income tax rate of 37% which approximates Cantel’s United States effective income tax rate.

(J)           Excluded from the Unaudited Pro Forma Condensed Consolidated Income Statement are non-recurring charges directly related to the acquisition.  Such charges include (i) a write-off of unamortized deferred bank charges related to pre-existing debt of Cantel in the amount of approximately $380,000; (ii) a write-off of new debt issuance costs related to the term facility of approximately $610,000; and (iii) incentive compensation for an officer of Cantel in the amount of approximately $350,000.  The aggregate amount of such charges on an after tax basis will be approximately $844,000. If such charges had been included in the pro forma consolidated income statement, pro forma consolidated basic and diluted earnings per share would have been $1.01 and $0.93, respectively, for fiscal 2005.